Exhibit 5.1

[Letterhead of Blank Rome LLP]

July 9, 2004

Finlay Fine Jewelry Corporation
529 Fifth Avenue
New York, New York 10017

Re:	Finlay Fine Jewelry Corporation $200,000,000 8 3/8% Senior Notes Due 2012

Ladies and Gentlemen:

        You have requested our opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-4 (the "Registration Statement") for the registration of the issuance by Finlay Fine Jewelry Corporation, a Delaware corporation (the "Company"), of $200,000,000 aggregate principal amount of 8 3/8% Senior Notes due 2012 (the "Exchange Notes"). The Exchange Notes will be issued in exchange for the outstanding $200,000,000 aggregate principal amount of 8 3/8% Senior Notes due 2012 (the "Restricted Notes") that were issued and sold in a transaction exempt from registration under the Securities Act under the Indenture dated June 3, 2004 (the "Indenture") between the Company and HSBC Bank USA, National Association (the successor to HSBC Bank USA, formerly known as Marine Midland Bank), as trustee (the "Trustee"). The Company proposes to offer, upon the terms set forth in the Registration Statement, to exchange $1,000 principal amount of the Exchange Notes for each $1,000 principal amount of the Restricted Notes (the "Exchange Offer").

        As the basis for rendering the opinion contained herein, we have examined only the following documents: the Registration Statement, the Indenture entered into by and between the Company and the Trustee relating to the Exchange Notes, and such corporate records, agreements, documents and other instruments as we have deemed relevant and necessary. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as certified copies or otherwise satisfactorily identified to us and, to the extent we deemed proper, the correctness of all statements of fact contained therein.

        Based upon and subject to the foregoing, we are of the opinion that the Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered to the holders of Restricted Notes in exchange therefor as contemplated by the Registration Statement, will constitute binding obligations of the Company under the laws of the State of New York, and in accordance with their terms entitled to the benefits of the Indenture.

        The opinion expressed herein is subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including concepts of materiality, principles of commercial reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is sought in a proceeding at law or in equity).

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and, to the use of our name as the Company's counsel in connection with the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,
BLANK ROME LLP